Exhibit 5.1

201 South Main Street		Mark E. Lehman
Suite 1800
Salt Lake City, Utah 84111
Telephone 801 532-1234		Direct Dial
Facsimile 801 536-6111		(801) 532-1234
E-Mail
MLehman@pasrsonsbehle.com
Salt Lake City, UT • Las Vegas, NV • Reno, NV

September 11, 2007

Board of Directors

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Re: Registration Statement on Form S-3, Fine No. 333-144187

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by UCN, Inc., a Delaware corporation (the “Company”), of 2,430,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), pursuant to the Registration Statement on Form S-3, Registration No. 333-144187, filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 29, 2007 (the “Registration Statement”). The prospectus dated July 13, 2007, filed with the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated September 11, 2007, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.” The Shares are to be sold to selected institutional investors pursuant to subscription agreements (the “Subscription Agreements”).

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement and Prospectus Supplement are true and correct as to all factual matters stated therein.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, will be validly issued, fully paid and non-assessable.

Board of Directors

UCN, Inc.

September 11, 2007

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the use of this opinion as an exhibit incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer